Exhibit 99.2

From: Sent: Subject:	Rittenbaum, Mark Wednesday, July 27, 2005 4:07 PM Greenbrier Press Release 7-28-05
     Effective August 1, 2005, John Nussrallah will take over as President of the European operations and will reside full-time in Europe. Mr. Nussrallah is a devoted railroad industry professional with over thirty-five years’ experience. He previously held senior management positions with Trinity Industries’ railcar division. As Group President, Rail Division for Trinity, Mr. Nussrallah was responsible for all aspects of sales, marketing, engineering, purchasing, manufacturing and financial information for operations with thirty facilities and more than 8,300 employees.
     The market has softened as the Euro has strengthened and the European Union experiences slower growth. While our European business has been profitable the past two years, its backlog has declined and we are forecasting a loss for 2006. John has substantial freight car management experience with successful execution in sales, marketing and manufacturing strategies. He is a strong business leader with a proven record in enhancing operating performance and efficiencies. We welcome John’s contribution to the European operation.